Exhibit 3.1

BY-LAWS OF VALUEVISION MEDIA, INC.

(Conformed Copy — Includes all amendments approved by the Board or shareholders through

ValueVision’s 2014 Annual Meeting of Shareholders held on June 18, 2014)

ARTICLE 1

OFFICES

1.1 Registered Office. The registered office of the Corporation shall be located within the State of Minnesota as set forth in the Articles of Incorporation. The Board of Directors shall have authority to change the registered office of the Corporation and a statement evidencing any such change shall be filed with the Secretary of State of Minnesota as required by law.

1.2 Offices. The Corporation may have other offices, including its principal business office, either within or without the State of Minnesota.

ARTICLE 2

CORPORATE SEAL

2.1 Corporate Seal. The Board of Directors shall determine whether or not the Corporation will adopt a corporate seal. If a corporate seal is adopted, inscribed on the corporate seal shall be the name of the Corporation and the words “Corporate Seal,” and when so directed by the Board of Directors, a duplicate of the seal may be kept and used by the Secretary of the Corporation.

ARTICLE 3

SHAREHOLDERS

3.1 Regular Meetings. Regular meetings of the shareholders shall be held at the Corporation’s registered office or at such other place within or without the State of Minnesota as is designated by the Board of Directors. Regular meetings may be held annually or on a less frequent periodic basis, as established by a resolution of the Board of Directors, or may be held on call by the Board of Directors from time to time as and when the Board determines. At each regular meeting, the shareholders shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six (6) months after the date of the meeting, and may transact such other business which properly comes before them. Notwithstanding the foregoing, if a regular meeting of the shareholders has not been held for a period of fifteen (15) months, a shareholder or group of shareholders holding three percent (3%) or more of the issued and outstanding voting shares of the Corporation may demand that a regular meeting of the shareholders be held by giving written notice to the Chief Executive Officer or Treasurer of the Corporation. Within thirty (30) days after receipt of the notice, the Board shall cause a regular meeting of the shareholders to be called and held within ninety (90) days after receipt of the notice. Any regular meeting held pursuant to such a demand by a shareholder or shareholders shall be held within the county where the principal executive office of the Corporation is located.

3.2 Notice of Business to be Brought Before Meeting.

(a) At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) brought before the meeting by the Corporation and specified in the notice of meeting given by or at the direction of the Board of Directors, (ii) brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder who (A) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Article 3.2 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Article 3.2 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of the shareholders. A shareholder seeking to nominate persons for election to the Board of Directors must comply with Article 4.3, and this Article 3.2 shall not be applicable to nominations except as expressly provided in Article 4.3.

(b) Without qualification, for business to be properly brought before an annual meeting by a shareholder, the shareholder must (i) provide timely notice (as described below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Article 3.2. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made. In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period for the giving of timely notice as described above.

(c) To be in proper form for purposes of this Article 3.2, a shareholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Shareholder Information”);

(ii) As to each Proposing Person, (A) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (B) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (C) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”), (D) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to receive based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any, and (E) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the shareholder proposes to bring before the annual meeting, (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such shareholder.

For purposes of this Article 3.2, the term “Proposing Person” shall mean (i) the shareholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such shareholder or beneficial owner.

(d) A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 3.2 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to, if practicable (or, if not practicable, on the first practicable date prior to), the date for the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof); provided, however, that only with respect to business proposed to be brought before the Corporation’s 2014 Annual Meeting of Shareholders by a shareholder that has otherwise timely complied with each of the other requirements of this Article 3.2 as to such business, the reference above to “five (5) business days after the record date” shall instead be deemed to refer to “twelve (12) business days after the record date”.

(e) No business shall be conducted at an annual meeting except in accordance with this Article 3.2. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Article 3.2 and, if he or she should so determine, he or she shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.

(f) This Article 3.2 is expressly intended to apply to any business proposed to be brought before an annual meeting of shareholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Article 3.2 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Article 3.2 shall be deemed to affect the rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

3.3 Special Meetings.

(a) Special meetings of the shareholders may be called by the Chief Executive Officer, by a Vice-President in the absence of the Chief Executive Officer, by the Chief Financial Officer, or by the Board of Directors or any two or more members thereof. Except as otherwise provided in the Articles of Incorporation, special meetings may also be called by one or more shareholders holding ten percent (10%) or more of the issued and outstanding voting shares of the Corporation by delivering to the Chief Executive Officer or Chief Financial Officer a written demand for a special meeting, which demand shall state the purposes of such meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by twenty-five percent (25%) or more of the issued and outstanding voting shares of the Corporation. Within thirty (30) days after receipt of the written demand, the Board of Directors shall call a special meeting of the shareholders to be held within ninety (90) days after receipt of the written demand. Any special meeting held pursuant to such written demand shall be held within the county where the principal executive office of the Corporation is located. The notice of a special meeting shall state the purpose or purposes of the special meeting, and the business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice. Except in accordance with this Article 3.3, shareholders shall not be permitted to propose business to be brought before a special meeting of the shareholders.

(b) At any special meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors, or (ii) by any shareholder of the Corporation who complies with the procedures set forth in this Article 3.3. For business to be properly brought before any special meeting by a shareholder, the shareholder must (A) be a shareholder of the Corporation of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) at the time of the giving of the notice for such meeting, (B) be entitled to vote at such meeting, (C) be made pursuant to timely notice in proper written form to the Secretary of the Corporation, and (D) have otherwise complied with this Article 3.3 with respect to such business. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the later of the 90th calendar day prior to such special meeting or, if later, the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall an adjournment of an special meeting or the public disclosure thereof commence a new time period for the giving of a shareholder’s notice as described above. To be in proper form, a shareholder’s notice shall set forth:

(i) (A) a reasonably brief description of the purpose or purposes of the special meeting and the business proposed to be conducted at the special meeting, the reasons for conducting such business at the special meeting and any material interest in such business of each Requesting Person, and (B) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Requesting Persons or (y) between or among any Requesting Person and any other person or entity (including their names) in connection with the request for the special meeting or the business proposed to be conducted at the special meeting;

(ii) the text of the proposal or business (including the text of any resolutions proposed for consideration);

(iii) As to each Requesting Person (as defined below), the Shareholder Information (as defined in Article 3.2(c)(i), except that for purposes of this Article 3.3, the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 3.2 (c)(i)); and

(iv) As to each Requesting Person, any Disclosable Interests (as defined in Article 3.2(c)(ii), except that for purposes of this Article 3.3 the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 3.2(c)(ii) and the disclosure in clause (E) of Article 3.2(c)(ii) shall be made with respect to the business proposed to be conducted at the special meeting).

In addition to the requirements of this Article 3.3, each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a record date or demand to call a special meeting. For purposes of this Article 3.3(b), the term “Requesting Person” shall mean (i) the shareholder demanding that a special meeting be called or providing notice of business to be brought before such meeting pursuant to this Article 3.3, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such meeting is being demanded or such notice is being provided, and (iii) any affiliate or associate of such shareholder or beneficial owner. Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at a special meeting called by one or more shareholders.

(c) The Secretary shall not accept, and shall consider ineffective, a written demand from a shareholder to call a special meeting (i) that does not comply with this Article 3.3, (ii) that relates to an item of business to be transacted at such meeting that is not a proper subject for shareholder action under applicable law, (iii) that relates to an item of business (other than the election of directors) that is identical or substantially similar to an item of business that will be submitted for shareholder approval at any shareholder meeting to be held on or before the 90th day after the Secretary receives such demand, or (vi) that relates to an item of business (other than the election of directors) that is identical or substantially similar to an item of business that has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the Secretary of such demand to call a special meeting.

(d) In connection with a special meeting called in accordance with this Article 3.3, the shareholder or shareholders who deliver a written demand to call a special meeting and provide notice of business to be brought before such meeting shall further update and supplement the information previously provided to the Corporation in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to this Article 3.3 shall be true and correct as of the record date for the special meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the special meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to, if practicable (or, if not practicable, the first practicable date prior to) the date for the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the special meeting or any adjournment or postponement thereof).

3.4 Quorum. Business may be transacted at any duly held meeting of the shareholders at which a quorum is present. The holders of a majority of the voting power of the shares entitled to vote at a meeting are a quorum. The shareholders present at the meeting may continue to transact business until adjournment, even though a number of shareholders withdraw leaving less than a quorum. If a quorum is not present at any meeting, those shareholders present have the power to adjourn the meeting from time to time until the requisite number of voting shares are present. The date, time and place of the reconvened meeting shall be announced at the time of adjournment and notice of the reconvened meeting shall be given to all shareholders who were not present at the time of adjournment. Any business which might have been transacted at the meeting which was adjourned may be transacted at the reconvened meeting.

3.5 Voting. At each shareholders’ meeting, every shareholder having the right to vote is entitled to vote in person or by proxy. Shareholders have one (1) vote for each share having voting power standing in their name on the books of the Corporation, unless otherwise provided in the Articles of Incorporation, or these By-laws, or in the terms of the shares. All elections and questions shall be decided by a majority vote of the number of shares entitled to vote and represented at any meeting at which there is a quorum, except as otherwise provided by statute, the Articles of Incorporation, these By-Laws, or by agreement among the shareholders. Directors shall be elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present.

3.6 Notice of Meeting. Notice of regular or special meetings of the shareholders shall be given by an officer or agent of the Corporation to each shareholder shown on the books of the Corporation to be the holder of record of shares entitled to vote at the meeting. If the notice is to be mailed, then the notice must be mailed to each shareholder at the shareholder’s address as shown on the books of the Corporation at least five (5) calendar days prior to the meeting. If the notice is not mailed, then the notice must be given at least forty-eight (48) hours prior to the meeting. Notices that are not mailed may be delivered by confirmed facsimile, confirmed electronic mail or other similar means of remote communication. The notice must contain the date, time and place of the meeting, and in the case of a special meeting must also contain a statement of the purpose of the meeting. In no event shall notice be given more than sixty (60) days prior to the meeting. If a plan of merger, exchange, sale or other disposition of all or substantially all of the assets of the Corporation is to be considered at a meeting of shareholders, notice of such meeting shall be given to every shareholder, whether or not entitled to vote, not less than fourteen (14) days prior to the date of such meeting. A shareholder may waive notice of the meeting orally or in writing. In addition, mere attendance by a shareholder at a meeting of the shareholders also constitutes a waiver of notice of such meeting, unless the shareholder objects at the beginning of the meeting to the transaction of business because the meeting allegedly is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not thereafter participate in the consideration of the item at that meeting.

3.7. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. Such proxies must be filed with an officer of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

3.8. Closing Transfer Books. The Board of Directors may close the stock transfer books for a period of time which does not exceed sixty (60) days preceding any of the following: the date of any meeting of shareholders; the payment of dividends; the allotment of rights; or the change, conversion, or exchange of shares.

3.9. Record Date. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date not exceeding sixty (60) days preceding the date of any of the events described in Article 3.7, as a record date for the determination of which shareholders are entitled (i) to notice of and to vote at any meeting and any meeting subsequent to adjournment, (ii) to receive any dividend or allotment or rights, or (iii) to exercise the rights in respect to any change, conversion, or exchange of shares. If a record date is fixed by the Board of Directors, only those shareholders of record on the record date shall be entitled to receive notice of and to vote at the meeting and any meeting subsequent to adjournment or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date so fixed. If the share transfer books are net closed and no record date is fixed for determination of the shareholders of record, then the date on which notice of the meeting is mailed or the date of adoption of a resolution of the Board of Directors declaring a dividend, allotment or rights, change, conversion or exchange of shares, as the case may be, shall be the record date for such determination.

3.10. Presiding Officer. The Chief Executive Officer of the Corporation shall preside over all meetings of the shareholders. In the absence of the Chief Executive Officer, the shareholders may choose any person present to act as presiding officer.

3.11. Written Action by Shareholders. Any action which may be taken at a meeting of the shareholders may be taken without a meeting and notice if a consent in writing, setting forth the action so taken, is signed or consented to by authenticated electronic communication by all of the shareholders entitled to notice of a meeting for such purpose.

3.12 Meeting by Remote Communications. A regular or special meeting of the shareholders may be held solely by any combination of means of remote communication through which the shareholders may participate in the meeting, if notice of the meeting is given to every holder of shares entitled to vote and if the number of shares held by the shareholders so participating in the meeting would be sufficient to constitute a quorum at the meeting. In addition, a shareholder not physically present in person or by proxy at a regular or special meeting of the shareholders may, by means of remote communication, participate in a meeting of shareholders held at a designated place. Participation by a shareholder through means of remote communication constitutes presence at the meeting in person or by proxy if all other requirements for such presence are met.

Whenever one or more shareholders participate in a shareholder meeting by means of remote communication: (a) the corporation shall implement reasonable measures to verify that each person deemed present and entitled to vote at the meeting by means of remote communication is a shareholder; and (b) the corporation shall implement reasonable measures to provide each shareholder participating by means of a remote communication with a reasonable opportunity to participate in the meeting, including an opportunity to (i) read or hear the proceedings of the meeting substantially concurrently with those proceedings, (ii) if allowed by the procedures governing the meeting, have the shareholder’s remarks heard or read by other participants in the meeting substantially concurrently with the making of those remarks, and (iii) if otherwise entitled, vote on matters submitted to a vote of the shareholders.

For all purposes of these bylaws, the term “remote communication” shall have the meaning ascribed to such term by the Act.

ARTICLE 4

DIRECTORS

4.1 General Powers. The property, affairs and business of the Corporation shall be managed by the Board of Directors which shall initially consist of five (5) directors. In addition to the powers and authorities by these By-Laws expressly conferred upon it, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Articles of Incorporation or these By-Laws directed or required to be exercised or done by the shareholders.

4.2 Number. The number of directors may be either increased or decreased by resolution of the shareholders at their regular meeting or at a special meeting called for that purpose. The number of directors also may be either increased or decreased by resolution adopted by the affirmative vote of a majority of the Board of Directors. Any newly created directorships established by the Board of Directors shall be filled by a majority vote of the directors serving at the time of increase.

4.3 Nominations.

(a) Only persons who are nominated in accordance with this Article 4.3 shall be eligible for election as directors of the Corporation. Nominations of persons for election as directors of the Corporation may be made at a meeting of shareholders (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation that is a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) at the time of giving of notice provided for in this Article 4.3, who is entitled to vote for the election of directors at the meeting, and who complies with the procedures set forth in this Article 4.3, except as otherwise provided in the Articles of Incorporation. The foregoing clause (ii) shall be the exclusive means for a shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting. All nominations by shareholders must be made pursuant to timely notice in proper written form to the Secretary. The presiding officer of any annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Article 4.3, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Article 4.3, a shareholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Article 4.3.

(b) For a shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the shareholder must (i) provide timely notice (in accordance with Article 3.2(b)) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Article 4.3. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a shareholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the shareholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Article 4.3. To be timely, a shareholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Article 3.2(g)) of the date of such special meeting was first made. In no event shall any adjournment of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c) To be in proper form for purposes of this Article 4.3, a shareholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Shareholder Information (as defined in Article 3.2(c)(i), except that for purposes of this Article 4.3 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 3.2(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Article 3.2(c)(ii), except that for purposes of this Article 4.3 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 3.2(c)(ii) and the disclosure in clause (E) of Article 3.2(c)(ii) shall be made with respect to the election of directors at the meeting);

(iii) As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to this Article 4.3 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

(iv) The Corporation may require any proposed nominee to furnish such other information that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such proposed nominee. For purposes of this Article 4.3, the term “Nominating Person” shall mean (i) the shareholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any affiliate or associate of such shareholder or beneficial owner.

(d) A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 4.3 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to, if practicable (or, if not practicable, on the first practicable date prior to) the date for the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof); provided, however, that only with respect to nominations of persons for election to the Board of Directors at the Corporation’s 2014 Annual Meeting of Shareholders by a shareholder that has otherwise timely complied with each of the other requirements of this Article 4.3 as to such nominations, the reference above to “five (5) business days after the record date” shall instead be deemed to refer to “twelve (12) business days after the record date”.

(e) Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Article 4.3. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Article 4.3, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

(f) In addition to the requirements of this Article 4.3 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

4.4 Qualifications and Term of Office. Directors need not be shareholders or residents of the State of Minnesota. The Board of Directors shall be elected by the shareholders at their regular meeting and at any special shareholders’ meeting called for that purpose. A director shall hold office until the annual meeting for the year in which his or her term expires (or indefinitely if no term is stated upon election or appointment to the Board of Directors) and until the director’s successor is elected and qualifies, or until the earlier death, resignation, removal, or disqualification of the director.

4.5 Quorum. A majority of the Board of Directors constitutes a quorum for the transaction of business; provided, however, that if any vacancies exist by reason of death, resignation, or otherwise, a majority of the remaining directors constitutes a quorum. If less than a quorum is present at any meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

4.6 Action of Directors. The acts of a majority of the directors present at a meeting at which a quorum is present are the acts of the Board of Directors.

4.7 Meetings. Meetings of the Board of Directors may be held from time to time at any place, within or without the State of Minnesota, that the Board of Directors may select. If the Board of Directors fails to select a place for a meeting, the meeting shall be held at the principal executive office of the Corporation. The President or any director may call a meeting of the Board of Directors by giving notice to all directors of the date, time and place of the meeting. If the notice is to be mailed, then the notice must be mailed to each director at least five (5) calendar days prior to the meeting. If the notice is not to be mailed, then the notice must be given at least forty-eight (48) hours prior to the meeting. Notices not mailed may be delivered by authenticated electronic communication. Notices delivered by authenticated electronic communication shall be deemed given if by (i) facsimile communication, when directed to a telephone number at which the director has consented to receive notice; (ii) electronic mail, when directed to an electronic mail address at which the director has consented to receive notice; and (iii) any other form of electronic communication by which the director has consented to receive notice, when director to the director. If the date, time and place of the meeting of the Board of Directors has been announced at a previous meeting of the Board of Directors, no additional notice of such meeting is required, except that notice shall be given to all directors who were not present at the previous meeting. Notice of the meeting of the Board of Directors need not state the purpose of the meeting. A director may orally or in writing waive notice of the meeting. Attendance by a director at a meeting of the Board of Directors also constitutes a waiver of notice of such meeting, unless the director objects at the beginning of the meeting to the transaction of business because the meeting allegedly is not lawfully called or convened and such director does not participate thereafter in the meeting.

4.8 Meeting by Remote Communication. A director may participate in a board meeting by means of conference telephone or by such other means of remote communication, in each case through which the director, other directors so participating, and all directors physically present at the meeting may participate with each other during the meeting. Participation in a meeting by that means constitutes presence at the meeting. In addition, any meeting among directors may be conducted solely by one or more means of remote communication through which all of the directors may participate with each other during the meeting, if the same notice is given of the meeting required hereunder, and if the number of directors so participating in the meeting is sufficient to constitute a quorum at the meeting.

4.9 Compensation. Directors may receive such compensation as may be determined from time to time by resolution of the Board of Directors.

4.10 Committee. By the affirmative vote of a majority of the directors, the Board of Directors may establish a committee or committees having the authority of the Board of Directors in the management of the business of the Corporation to the extent provided in the resolution adopted by the Board of Directors. A committee shall consist of one or more persons, who need not be directors, that have been appointed by affirmative vote of a majority of the directors present. A majority of the members of the committee present at any meeting of the committee is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in the resolution approved by the Board of Directors. Minutes of any meetings of committees created by the Board of Directors shall be available upon request to members of the committee and to any director.

4.11 Action by Absent Director. A director may give advance written consent or opposition to a proposal to be acted upon at a Board of Directors meeting by giving a written statement to the Chief Executive Officer, Chief Financial Officer, or any director which sets forth the proposal to be voted on and contains a statement of the director’s voting preference with regard to the proposal. An advance written statement does not constitute presence of the director for purposes of determining a quorum, but the advance written statement shall be counted in the vote on the subject proposal provided that the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal set forth in the advance written statement. The advance written statement by a director on a proposal shall be included in the records of the Board of Directors’ action on the proposal.

4.12 [Reserved].

4.13 Vacancies. Any vacancy on the Board of Directors may be filled by vote of the remaining directors, even though less than a quorum.

4.14 Written Action by Less Than All of the Directors. Any action which may be taken at a meeting of the Board of Directors may be taken without a meeting and notice thereof if a consent in writing setting forth the action taken is signed, or consented to by authenticated electronic communication, by the number of directors required to take the same action at a duly held meeting of the Board of Directors at which all of the directors are present. If a written action is signed (or consented to by authenticated electronic communication),by less than all the directors, any director not signing the action shall be notified immediately of the content of the action and the effective date of the action. Failure to provide the notice does not invalidate the written action. A director who does not sign or consent to the written action has no liability for the action or actions so taken.

4.15 Dissent from Action. A director of the Corporation who is present at a meeting of the Board of Directors at which any action is taken shall be presumed to have assented to the action taken unless the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter, or unless the director votes against the action at the meeting, or is prohibited from voting on the action.

ARTICLE 5

OFFICERS

5.1 Election of Officers. The Board of Directors shall from time to time, elect a Chief Executive officer, who may also be designated as President, if a specific person is not elected to fill that office, and a Chief Financial Officer, who may also be designated as Treasurer. The Board of Directors may elect, but shall not be required to elect a President, a Secretary, one or more Vice Presidents, and a Chairman of the Board. In addition the Board of Directors may elect such other officers and agents as it may deem necessary. The officers shall exercise such powers and perform such duties as are prescribed by applicable statutes, the Articles of Incorporation, the By-Laws, or as may be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

5.2 Term of Office. The officers all hold office until their successors axe elected and qualify; provided, however, that any officer may be removed with or without cause by the affirmative vote of a majority of the directors present at a Board of Directors meeting at which a quorum is present.

5.3 Chief Executive Officer. The Chief Executive Officer shall:

(a) Have general active management of the business of the Corporation;

(b) When present, preside at all meetings of the shareholders;

(c) When present, and if there is not a Chairman of the Board, preside at all meetings of the Board of Directors;

(d) See that all orders and resolutions of the Board of Directors are carried into effect;

(e) Sign and deliver in the name of the Corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Articles of Incorporation or By-Laws or by the Board of Directors to some other officer or agent of the Corporation;

(f) Maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and the shareholders; and

(g) Perform all other duties prescribed by the Board of Directors.

All other officers shall be subject to the direction and authority of the Chief Executive Officer.

5.4 President. The President shall:

(a) Assist the Chief Executive Officer in the general active management of the business of the Corporation;

(b) In the absence of the Chief Executive Officer perform the duties of the Chief Executive Officer; and

(c) Perform all other duties prescribed by the Board of Directors or by the Chief Executive Officer.

5.5 Chief Financial Officer. The Chief Financial Officer shall:

(a) Keep accurate financial records for the Corporation;

(b) Deposit all money, drafts and checks in the name of and to the credit of the Corporation in the banks and depositories designated by the Board of Directors;

(c) Endorse for deposit all notes, checks and drafts received by the Corporation as ordered by the Board of Directors, making proper vouchers therefor;

(d) Disburse corporate funds and issue checks and drafts in the name of the Corporation, as ordered by the Board of Directors;

(e) Render to the Chief Executive Officer and the Board of Directors, whenever requested, an account of all transactions by the Chief Financial Officer and of the financial condition of the Corporation; and

(f) Perform all other duties prescribed by the Board of Directors or by the Chief Executive Officer.

5.5 Vice President. Each Vice President, if any, shall have such powers and perform such duties as may be specified in these By-Laws or prescribed by the Board of Directors. If the Chief Executive Officer and the President are absent or disabled, the Vice President shall succeed to the President’s powers and duties. If there are two or more Vice Presidents, the order of succession shall be determined by seniority of election or as otherwise prescribed by the Board of Directors.

5.6. Secretary. The Secretary, if any, shall attend all meetings of the shareholders and the Board of Directors. The Secretary shall act as clerk and shall record all the proceedings of the meetings in the minute book of the Corporation and shall give proper notice of meetings of shareholders and the Board of Directors. The Secretary shall keep the seal of the Corporation, if any, and shall affix the seal to any instrument requiring it and shall attest the seal, and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

5.7 Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and shall perform such other duties as may from time to time be assigned by the Board of Directors.

5.8 Assistant Officers. In the event of absence or disability of any Vice President, Secretary or the Chief Financial Officer, the assistant to such officer, if any, shall succeed to the powers and duties of the absent officer until the principal officer resumes his duties or a replacement is elected by the Board of Directors. If there are two or more assistants, the order of succession shall be determined through seniority by the order in which elected or as otherwise prescribed by the Board of Directors. The assistant officers shall exercise such other powers and duties as may be delegated to them from time to time by the Board of Directors or the principal officer under whom they serve, but at all times shall remain subordinate to the principal officers they are designated to assist.

ARTICLE 6

INDEMNIFICATION

The Corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Minnesota, as now in effect, or as the same may be hereafter modified.

ARTICLE 7

SHARES AND THEIR TRANSFER

7.1 Certificates of Shares. Unless the Board of Directors has provided that the Corporation’s shares are to be uncertified, every owner of shares of the Corporation shall be entitled to a certificate, to be in such form as the Board of Directors prescribes, certifying the number of shares owned by such shareholder. The certificates for shares shall be numbered in the order in which they are issued and shall be signed in the name of the Corporation by the Chief Executive Officer or a Vice President and by the Secretary or Assistant Secretary, or the Chief Financial Officer, or any other officer of the Corporation authorized by the Board of Directors and shall have the corporate seal, if any, affixed thereto. A record shall be kept of the name of the person owning the shares represented by each certificate, the respective issue dates thereof, and in the case of cancellation, the respective dates of cancellation. Except as provided in Article 7.4, every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no other certificate shall be issued in exchange for any existing certificate until such existing certificate is canceled.

7.2 Issuance of Shares. The Board of Directors is authorized to issue shares of the capital stock of the Corporation up to the number of shares authorized by the Articles of Incorporation. Shares may be issued for any consideration (including, without limitation, money or other tangible or intangible property received by the Corporation or to be received by the Corporation under a written agreement) which is authorized by a resolution approved by the affirmative vote of a majority of the directors present, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined. Upon authorization by resolution approved by the affirmative vote of a majority of the directors present, the Corporation may, without any new or additional consideration, issue shares of its authorized and unissued capital stock in exchange for or in conversion of its outstanding shares, or issue its own shares pro rata to its shareholders or the shareholders of one or more classes or series, to effectuate share dividends or splits, including reverse share splits. No shares of a class or series shall be issued to the holder of the shares of another class or series, unless issuance is either expressly provided for in the Articles of Incorporation or is approved at a meeting by the affirmative vote of the holders of a majority of the voting power of all shares of the same class or series as the shares to be issued.

7.3 Transfer of Shares. Transfer of shares on the books of the Corporation may be authorized only by the shareholder named in the certificates or the shareholder’s representative or duly authorized attorney-in-fact and only upon surrender for cancellation of the certificate for such shares. The shareholder in whose name shares stand on the books of the Corporation shall be considered the owner thereof for all purposes regarding the Corporation.

7.4 Lost Certificates. Any shareholder claiming a certificate for shares which have been lost or destroyed shall make an affidavit or affirmation of that fact in such form as the Board of Directors may require and shall, if the directors so require, give the Corporation a bond of indemnity in form and with one or more sureties satisfactory to the Board of Directors and in an amount determined by the Board of Directors, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of the certificate. A new certificate may then be issued in the same tenor for the same number of shares as the one alleged to have been lost or destroyed.

7.5 Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars and may require all certificates for shares to bear the signature or signatures of any of them.

7.6 Facsimile Signature. When any certificate is manually signed by a transfer agent, a transfer clerk, or a registrar appointed by the Board of Directors to perform such duties, a facsimile or engraved signature of the officers and a facsimile corporate seal, if any, may be inscribed on the certificate in lieu of the actual signatures and seal.

ARTICLE 8

FINANCIAL AND PROPERTY MANAGEMENT

8.1 Checks. All checks, drafts, other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by the Chief Executive Officer or Chief Financial Officer, or any other officer or officers, agent or agents of the Corporation, as may from time to time be determined by resolution of the Board of Directors.

8.2 Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositories as the Board of Directors may select.

8.3 Voting Securities Held by Corporation. The Chief Executive Officer, or other officer or agent designated by the Board of Directors, shall have full power and authority on behalf of the Corporation to attend, act at, and vote at any meeting of security or interest holders of other corporations or entities in which the Corporation may hold securities or interests. At the meeting, the Chief Executive Officer or other designated agent shall possess and exercise any and all rights and powers incident to the ownership of the securities or interest which the Corporation holds.

ARTICLE 9

AMENDMENTS

The Board of Directors of the Corporation is expressly authorized to make By-Laws of the Corporation and from time to time to adopt, amend or repeal By-Laws so made to the extent and in the manner prescribed in the Minnesota Statutes. The Board of Directors shall not adopt, amend or repeal a By-Law fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a By-Law to increase the number of directors. The authority in the Board of Directors is subject to the power of the voting shareholders to adopt, change or repeal the By-Laws by a vote of shareholders holding a majority of the shares entitled to vote and present or represented at any regular meeting or special meeting called for that purpose.